Exhibit 99.1

NEWS RELEASE

Nabors CFO to Discuss Industry and Company Outlook at Goldman Sachs Energy Conference

HAMILTON, Bermuda, January 8, 2019 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced that William Restrepo, Nabors Chief Financial Officer, will participate in the Goldman Sachs Energy Conference on Wednesday morning January 9, 2019, wherein he will discuss the industry environment and Nabors outlook for 2019.

In connection with Mr. Restrepo’s participation at the conference, the Company is announcing the following financial highlights for the fourth quarter:

•                  Reduced net debt by approximately $230 million and total debt by $150 million based upon preliminary fourth quarter financial information.

•                  Preliminary year-end 2018 net debt was approximately $3.12 billion on total debt of approximately $3.59 billion

•                  Repurchased $108 million of long term debt during the fourth quarter

•                  Full-year 2018 capital spending was well under $500 million

Nabors fourth quarter financials are not yet finalized. The company does not intend for the above metrics to be taken as an indication of GAAP financial results for the fourth quarter. They are only intended to provide investors with advance information on Nabors’ financial position, given investors’ level of interest on that specific issue. Nabors will release its full financial and operational results for the fourth quarter and full year of 2018 in late February.

Mr. Restrepo commented, “As anticipated, fourth quarter cash flow generation allowed us to reduce our net debt significantly. The industry experienced a sharp drop in oil prices during the fourth quarter of 2018. Given the recent oil price rally this past week, it is uncertain to what extent this volatility could lead our U.S. customers to scale back investment.  To date, there has been minimal negative impact on U.S. activity and the demand for our high-specification rigs in the Lower 48 remains strong, with leading edge dayrates at attractive levels.

Our goal is to remain focused on cash generation and reduce our leverage, as previously announced.  To that end, we are targeting a $200 to $250 million net debt reduction during 2019.”

Consistent with those objectives, and to ensure we can reach our Nabors’ 2019 planned objectives in a volatile market, we are prudently taking the following premptive steps:

•                  Targeting  2019 capital spending at the $400 million level

•                  Optimizing 2019 G&A and R&E expenses through a reduction of approximately 10% compared to 2018

•                  Planning an 83% reduction in the quarterly cash dividend to common shareholders, to $0.01 per share, beginning in the second quarter of 2019

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “We believe our combination of top quality personnel, superior assets, market position and technology serves us well in any environment.   We will continue our focus on reducing our leverage over the next two to three years.  We can accomplish this through stringent capital allocation and still continue the progress we have made in modernizing our fleet, introducing new automation technologies

NEWS RELEASE

and enhancing our performance drilling capabilities.  We continue to expect 2019 to be an improvement over 2018 and another good step forward for the company.”

About Nabors

Nabors  (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Net debt is calculated as total debt minus the sum of cash and cash equivalents and short-term investments. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of net debt to total debt, which is the nearest comparable GAAP financial measures, is included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William C. Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	September 30,	December 31,
(in billions)	2018	2018
	(unaudited)

Current portion of debt	$—	$—
Long-term debt	3.74	3.59
Total Debt	3.74	3.59
Less: Cash and short-term investments	0.39	0.47
Net Debt	3.35	3.12